EXHIBIT 99.1

[LOGO] L&P®	Leggett & Platt® INCORPORATED

FOR IMMEDIATE RELEASE: JULY 16, 2003

LEGGETT REPORTS SECOND QUARTER EARNINGS OF $.24 PER SHARE

Carthage, MO, July 16, 2003 —-

•	Second quarter 2003 EPS at $.24, in line with prior guidance.

•	Lower sales and higher energy costs primarily responsible for earnings decline (vs 2Q 2002).

•	2Q revenues at $1.05 billion, an organic sales decline of 5.0% versus 2Q 2002.

•	Modest sales trend improvement noted in some businesses since the middle of June.

•	$477 million of cash on hand; net debt-to-cap at 24.7%.

•	First half 2003 results: EPS of $.49 on 1.9% decline in organic sales.

•	Full year 2003 guidance: EPS of $1.00-$1.10, on organic sales growth of –1% to +1%.

•	3Q 2003 guidance: EPS of $.26-$.31 on sales of $1.09-1.14 billion.

•	4Q 2003 guidance: EPS of $.25-$.30 on sales of $1.07-1.12 billion.

Fortune 500 diversified manufacturer Leggett & Platt reported second quarter earnings of $.24 per diluted share, in line with guidance issued earlier in the quarter. Reduced sales and low production rates, higher energy costs, and impacts from the weak U.S. dollar are primarily responsible for an 11 cent, or 31%, decline from 2Q 2002 earnings of $.35. Sales were $1.05 billion, reflecting a 5.0% decline in organic (i.e. same location) sales.

Management Comments

Felix E. Wright, Chairman and CEO said, “For the quarter, sales decreased on a year-over-year basis for the first time since early 2002. For some time now consumers have continued to buy homes and autos, but have been hesitant to furnish those homes with bedding, furniture, and other household items. In addition, demand for both retail store fixtures and commercial office furniture has remained weak for an extended period. As a result, our customers’ demand for Leggett components was down, and we experienced lower year-over-year sales in four of our five business segments.

“On a more positive note, since about the middle of June we have noticed modest improvement in sales trends. Admittedly that improvement is in comparison to very depressed sales levels. Let me also stress that we do not yet know if this improvement will hold, but we are cautiously optimistic.

“During the quarter we were again affected by natural gas prices. EPS was impacted by about 3 cents in the first quarter, and 2 cents in the second quarter, due to higher natural gas costs and other energy expenses. Unfortunately, forecasters expect natural gas to remain at increased price levels for the remainder of the year.

“Though the lackluster economy continues to impact sales and earnings, it has created a few opportunities for us. Last week we announced the fourth largest acquisition in our history. We purchased out of bankruptcy the assets of one of the top manufacturers of retail store fixtures. This move further solidifies our position as the clear leader in design and manufacture of retail store fixtures and displays, and the only true “one stop shop” in the industry. Incremental annual revenue is expected to be $100-120 million, and earnings should be roughly break-even during the first twelve months.

“Finally, in June we issued another $150 million of debt, following on the heels of our first quarter $200 million debt offering. This latest issuance was for 15-year notes at a 4.4% coupon rate. This was an opportunistic move to take advantage of the current low interest rates. We will use the proceeds for general corporate purposes, which may include the repayment of existing debt, stock repurchases, and/or the financing of future acquisitions.”

Third Quarter and Full Year Outlook

Leggett typically benefits from seasonal sales improvement in the third quarter. Over the last three years, third quarter sales have been between $5 million and $35 million higher than in the second quarter. Based upon recent moderate firming of sales, for the third quarter the company is anticipating between $10 million and $60 million of sequential organic sales improvement (compared to second quarter levels). In addition, the company expects $30 million in sequential sales growth due to recent acquisitions. These expectations produce sales between $1.09 and $1.14 billion for the third quarter, resulting in year-on-year organic growth between zero and negative 5% (compared to 3Q 2002). These sales should generate earnings of $.26-$.31 per share for the third quarter.

Assuming sales trends strengthen through the second half of the year, the company anticipates record fourth quarter revenues, 4% to 9% organic sales growth (compared to 4Q 2002), and fourth quarter earnings slightly below third quarter levels. Given these assumptions, for the full year the company anticipates organic growth between negative 1% and positive 1% (in comparison to 2002 sales), and EPS of $1.00-$1.10 per share.

Management will discuss these events in a conference call at 8:00 a.m. Central (9am Eastern) on Thursday, July 17. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2075; there is no passcode. Third quarter results will be released on October 15, 2003, with a conference call on October 16.

SEGMENT RESULTS – Second Quarter 2003 (versus the same quarter one year ago)

Residential Furnishings – Total sales decreased 3.9%. Same location sales decreased 4.3%, but were partially offset by acquisitions. For the bulk of the quarter domestic demand for bedding components continued at the depressed levels seen in the first quarter. In contrast, foreign bedding component sales were up about 10% from year-ago levels, though the majority of the improvement is due to change in currency rates. Demand for bedding components improved modestly, from depressed levels, beginning in mid June. Demand for upholstered furniture components was slightly below last year’s strong second quarter levels. EBIT (earnings before interest and income taxes) decreased $14.6 million, or 24%, due to lower sales, reduced production rates (and the resultant lower overhead absorption), absence of last year’s partial reversal of Canadian lumber duty accruals, and higher energy costs. In addition, currency rates negatively impacted margins in the company’s wood operations.

Commercial Fixturing and Components – Total sales decreased 5.8%, with same location sales down 6.4%. Demand for office furniture has declined every month for almost two and one-half years, and remained at depressed levels until the end of the quarter; however, there was small improvement noted about mid June. In store fixtures and displays, retailers and brand product manufacturers have been postponing purchases (both for new stores and refurbishment of old stores) for close to three years, awaiting clear improvement in consumer sentiment. Once the economy improves there could be a significant wave of new spending in response to pent up demand. EBIT decreased $7.9 million, due to lower sales, inventory adjustments, and other factors.

Aluminum Products – Total sales decreased 15.2%, in part due to three recent divestitures. Same location sales declined 7.7%, largely in response to weaker demand for barbecue grills and industrial lighting. EBIT decreased $5.2 million for the quarter, mainly as a result of lower sales.

Industrial Materials – Total sales decreased 14.1%, as acquisitions slightly offset a 14.5% decline in same location sales. Sales declines reflect reduced wire sales, especially to bedding manufacturers, and lower sales of tubing. EBIT declined $8.3 million, due primarily to reduced sales and low production rates.

Specialized Products – Total sales increased 8.0%. Same location sales increased 7.3%, primarily from a double digit increase in revenues from automotive components; however, currency rate changes account for a significant share of the revenue increase. EBIT decreased $0.4 million, with the sales-related earnings increase more than offset by the impact of currency rates, and other small factors.

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COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products for customers worldwide. The company is composed of 29 business units, 31,000 employee-partners, and more than 300 facilities located in 18 countries. Leggett believes it has the best Fortune 500 dividend growth record (32 consecutive annual increases at 15% CAGR). The company has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top quartile performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) retail store fixtures and point of purchase displays; b) components for residential furniture and bedding; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	Page 4 of 5			July 16, 2003

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(in millions, except per share data.)	2003	2002	Change	2003	2002	Change
Net sales	$1,052.7	$1,115.3	(5.6)%	$2,090.3	$2,138.0	(2.2)%
Cost of goods sold	868.9	886.2		1,725.2	1,709.8

Gross profit	183.8	229.1		365.1	428.2
Selling & administrative expenses	99.6	103.4	(4)%	196.8	201.0	(2)%
Other deductions, net of income	1.8	7.4		0.8	11.5

Earnings before interest and taxes	82.4	118.3	(30)%	167.5	215.7	(22)%
Interest expense	11.5	10.2		21.4	21.5
Interest income	1.5	1.3		2.9	2.6

Earnings before income taxes	72.4	109.4		149.0	196.8
Income taxes	25.7	39.1		52.9	70.3

Net earnings	$46.7	$70.3	(34)%	$96.1	$126.5	(24)%

Earnings per share
Basic	$0.24	$0.35		$0.49	$0.63
Diluted	$0.24	$0.35	(31)%	$0.49	$0.63	(22)%
Average shares outstanding
Basic	196.6	199.3		197.1	199.4
Diluted	197.0	200.5		197.4	200.6

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(in millions.)	2003	2002	Change	2003	2002	Change
Net Earnings	$46.7	$70.3		$96.1	$126.5
Depreciation and Amortization	42.0	38.7		82.3	77.0
Working Capital decrease (increase)	(18.4)	(35.3)		(71.0)	(19.9)
Other	17.1	10.4		16.1	8.1

Net Cash from Operating Activity	$87.4	$84.1	4%	$123.5	$191.7	(36)%
Additions to PP&E	(33.7)	(29.7)	13%	(66.7)	(54.4)	23%
Purchase of Companies, net of cash	(10.3)	(9.7)	6%	(14.2)	(19.3)	(26)%
Additions (payments) to Debt, net	117.1	(77.6)		265.6	(81.9)
Dividends Paid	(25.3)	(23.7)		(50.6)	(47.3)
Repurchase of Common Stock, net	(26.4)	(22.2)		(57.0)	(35.2)
Asset Sales and Other	4.3	1.2		51.1	7.7

Increase (Decr.) in Cash & Equiv.	$113.1	$(77.6)		$251.7	$(38.7)

FINANCIAL POSITION	June 30
(in millions.)	2003	2002	Change
Cash and Equivalents	$476.7	$148.5
Receivables	648.1	679.7	(5)%
Inventories	671.8	618.2	9%
Other Current Assets	73.9	77.7

Total Current Assets	1,870.5	1,524.1
Net Fixed Assets	970.2	960.2	1%
Other Assets	1,043.5	1,039.9	0%

TOTAL ASSETS	$3,884.2	$3,524.2

Trade Accounts Payable	$204.6	$212.0	(3)%
Current Debt Maturities	72.4	89.2
Other Current Liabilities	309.2	332.0	(7)%

Total Current Liabilities	586.2	633.2	(7)%
Long Term Debt	1,118.7	831.0	35%
Deferred Taxes and Other Liabilities	131.5	112.6
Shareholders’ Equity *	2,047.8	1,947.4	5%

Total Capitalization	3,298.0	2,891.0

TOTAL LIABILITIES & EQUITY	$3,884.2	$3,524.2

Modified Working Capital / Sales **	20.9%	18.6%
Net Debt to Net Capital ***	24.7%	27.3%

*	In accordance with Financial Accounting Standard No. 130, year-to-date comprehensive earnings were $156.3 and $141.1 for 2003 and 2002, respectively.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods. Prior to 2Q 2002 current debt maturities were essentially zero, and prior to 3Q 2001 cash balances were much smaller.

LEGGETT & PLATT	Page 5 of 5	July 16, 2003

SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(in millions.)	2003	2002**	Change	2003	2002**	Change
External Sales
Residential Furnishings	$530.8	$551.7	(3.8)%	$1,061.4	$1,085.2	(2.2)%
Commercial Fixturing & Components	218.6	233.1	(6.2)%	420.4	433.7	(3.1)%
Aluminum Products	116.8	137.5	(15.1)%	242.4	264.7	(8.4)%
Industrial Materials	83.5	97.3	(14.2)%	174.6	183.3	(4.7)%
Specialized Products	103.0	95.7	7.6%	191.5	171.1	11.9%

Total	$1,052.7	$1,115.3	(5.6)%	$2,090.3	$2,138.0	(2.2)%

Inter-Segment Sales
Residential Furnishings	$2.9	$3.6		$5.7	$7.3
Commercial Fixturing & Components	2.3	1.3		4.6	2.7
Aluminum Products	3.3	4.1		6.4	7.6
Industrial Materials	49.4	57.5		105.1	116.3
Specialized Products	14.3	12.9		30.2	23.3

Total	$72.2	$79.4		$152.0	$157.2

Total Sales
Residential Furnishings	$533.7	$555.3	(3.9)%	$1,067.1	$1,092.5	(2.3)%
Commercial Fixturing & Components	220.9	234.4	(5.8)%	425.0	436.4	(2.6)%
Aluminum Products	120.1	141.6	(15.2)%	248.8	272.3	(8.6)%
Industrial Materials	132.9	154.8	(14.1)%	279.7	299.6	(6.6)%
Specialized Products	117.3	108.6	8.0%	221.7	194.4	14.0%

Total	$1,124.9	$1,194.7	(5.8)%	$2,242.3	$2,295.2	(2.3)%

EBIT
Residential Furnishings	$47.4	$62.0	(24)%	$97.3	$124.1	(22)%
Commercial Fixturing & Components	6.4	14.3	(55)%	12.3	22.9	(46)%
Aluminum Products	9.4	14.6	(36)%	22.9	20.8	10%
Industrial Materials	7.1	15.4	(54)%	15.1	30.8	(51)%
Specialized Products	14.3	14.7	(3)%	25.2	23.5	7%
Intersegment eliminations	(0.8)	1.4		(3.9)	(0.6)
Change in LIFO reserve	(1.4)	(4.1)		(1.4)	(5.8)

Total	$82.4	$118.3	(30)%	$167.5	$215.7	(22)%

EBIT Margin *			Basis Pts			Basis Pts
Residential Furnishings	8.9%	11.2%	(230)	9.1%	11.4%	(230)
Commercial Fixturing & Components	2.9%	6.1%	(320)	2.9%	5.2%	(230)
Aluminum Products	7.8%	10.3%	(250)	9.2%	7.6%	160
Industrial Materials	5.3%	9.9%	(460)	5.4%	10.3%	(490)
Specialized Products	12.2%	13.5%	(130)	11.4%	12.1%	(70)

Overall	7.8%	10.6%	(280)	8.0%	10.1%	(210)

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
**	Segment figures for 2002 are restated for an organizational move of two small operations from Specialized to Residential.

LAST SIX QUARTERS	2002				2003
	1Q	2Q	3Q	4Q	1Q	2Q
Selected Figures
Trade Sales ($ million)	1,023	1,115	1,121	1,013	1,038	1,053
Same Location Sales Growth (vs. prior year)	(6.7)%	3.8%	2.6%	3.2%	1.5%	(5.0)%
EBIT ($ million)	97.4	118.3	100.3	84.6	85.1	82.4
EBIT Margin	9.5%	10.6%	8.9%	8.4%	8.2%	7.8%
Net Earnings ($ million)	56.2	70.3	57.7	48.9	49.4	46.7
Net Margin	5.5%	6.3%	5.1%	4.8%	4.8%	4.4%
EPS (diluted)	$0.28	$0.35	$0.29	$0.25	$0.25	$0.24
Cash from Operations ($ million)	108	84	140	125	36	87
Debt to Total Cap (net of cash & curr. debt)	27%	27%	26%	25%	25%	25%

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	0.1%	6.1%	2.5%	2.4%	(1.4)%	(4.3)%
Commercial Fixturing & Components	(23.2)%	(7.6)%	(3.8)%	(2.3)%	0.3%	(6.4)%
Aluminum Products	(2.5)%	13.5%	8.1%	20.3%	8.0%	(7.7)%
Industrial Materials	0.2%	7.1%	6.0%	(3.1)%	(2.7)%	(14.5)%
Specialized Products	(11.2)%	5.6%	12.0%	9.4%	20.8%	7.3%